Exhibit 99.1

Quantum Obtains $3 Million of New Debt Financing; Restructures Existing Credit Facility and Renews a $10 Million Commitment Letter

IRVINE, California July 14, 2009 — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW) today announced that it has successfully closed a series of transactions with its secured lender, WB QT, LLC (“Lender”), pursuant to which the Company: (i) received $3 million in additional debt financing structured as an 11.5% convertible note with a conversion price of $0.71, (ii) extended the maturity date on its Term Loan C, which has a current outstanding balance of $4.2 million, to August 31, 2010, (iii) amended its convertible note issued on January 31, 2008, which has a current outstanding balance of $7.2 million, by extending the maturity date to August 31, 2010, lowering the conversion price from $1.35 to $0.71, and eliminating the make-whole provision, (iv) exchanged its Term Note A, which had a current outstanding balance of $6.6 million and that was scheduled to mature on August 1, 2009, for a new 11.5% convertible note with a conversion price of $0.71 and a maturity date of August 31, 2010, and (v) amended and extended, for an additional 12 months, an unexercised $10 million commitment from its Lender.

The new $3 million convertible instrument has a scheduled maturity date of August 31, 2010, unless the Company does not raise gross proceeds of at least $5 million of new equity before October 1, 2009, in which case the maturity date would be October 1, 2009. Notwithstanding this one condition, the Company believes the modifications to maturity dates and other payment provisions on all of the Company’s existing debt instruments with its Lender results in the elimination of any requirement for the Company to use its cash or other working capital to satisfy any scheduled principal maturities, Lender principal demands or Lender conversions prior to August 31, 2010.

The $10 million commitment letter originally issued by the Lender on May 30, 2008 has been modified and extended through August 31, 2010. Under the terms of the new commitment letter, the Lender granted the Company an unconditional option to call on the Lender to make an additional $10 million investment in the Company, and the Company granted the Lender an unconditional option to make an additional $10 million investment in the Company. If the Company exercises its call right, then the Lender can chose to make the investment in one of two different investment structures: (a) a two year 12% secured note, convertible into common stock at a conversion price equal to market price of a share of common stock at the time of issuance of the convertible note, with the interest payable in common stock, or (b) a senior secured loan redeemable at 130% of face value after one year. If the Lender exercises its option to invest the $10 million, then the investment shall be in the form of a 0% secured convertible note with a conversion price equal to the market price at the time of issuance that is redeemable at 120% of face value after two years.

The Lender has the option to extend the maturity date on each of the convertible notes to August 31, 2013, in which case the interest rate on each of the convertible notes would be reduced to 9.5%.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc. (NasdaqGM: QTWW), a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s portfolio of technologies includes advanced lithium-ion battery systems, electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations.

Quantum’s customer base includes automotive OEMs, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at http://www.qtww.com

Forward-Looking Statements

Statements in this document regarding future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “should,” and similar expressions) should also be considered to be forward-looking statements. These forwarding looking statements include our belief that the modifications to maturity dates and other payment provisions results in the elimination of any requirement that we have to use cash or other working capital to satisfy our debt principal obligations to our Lender prior to August 31, 2010. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Risk factors may be found in Quantum’s Form 10-K for the year ended April 30, 2008 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

Contact:

Dale Rasmussen

Investor Relations

Quantum Fuel Systems Technologies Worldwide, Inc.

email: DRasmussen@qtww.com

1-206-315-8242

©2009 Quantum Fuel Systems Technologies Worldwide, Inc.

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17872 Cartwright Road, Irvine, CA 92614

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